                                                                    EXHIBIT 15.1

INDEPENDENT ACCOUNTANTS' AWARENESS LETTER


Ameritrade Holding Corporation
Omaha, Nebraska

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Ameritrade Holding Corporation and subsidiaries for the periods ended December 31, 2001 and 2000; and March 29, 2002 and March 30, 2001, as indicated in our reports dated February 11, 2002, and May 3, 2002, respectively; because we did not perform an audit, we expressed no opinion on that information.


We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended December 31, 2001, and March 29, 2002, are being used in this Amendment No. 4 to Registration Statement No. 333-88632 on Form S-4.


We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP


Omaha, Nebraska
August 1, 2002